Exhibit 99.1

Celldex Reports Third Quarter 2011 Financial Results

- Company Preparing for Initiation of Rindopepimut Pivotal Phase 3 Study by Year-End -

NEEDHAM, Mass.--(BUSINESS WIRE)--November 2, 2011--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the third quarter and nine months ended September 30, 2011. Celldex reported a net loss of $11.8 million, or $0.27 per share, for the third quarter of 2011 compared to a net loss of $9.1 million, or $0.28 per share, for the third quarter of 2010. For the nine months ended September 30, 2011, Celldex reported a net loss of $32.1 million, or $0.85 per share, compared to a net loss of $25.2 million, or $0.79 per share, for the nine months ended September 30, 2010.

“After discussions with FDA and EMA, we are on track to initiate our Phase 3 study of rindopepimut in EGFRvIII-expressing glioblastoma in December,” said Anthony S. Marucci, President and Chief Executive Officer of Celldex. “The initiation of the pivotal rindopepimut program will be a major accomplishment for Celldex and our shareholders, while most importantly moving this promising candidate one step closer towards potential registration for the patients who suffer from this fatal disease. We will also initiate an additional Phase 2 clinical study of rindopepimut in combination with Avastin® by year end.”

“Further, we will set the stage for a series of additional significant events in other programs. First, we will complete enrollment in our Phase 2b study of CDX-011 in breast cancer by the end of this year, which should drive data availability in this important indication in mid-2012. We will also begin a Phase 1 study of CDX-1127 in patients with solid tumors and hematological cancers and a Phase 1 study of CDX-301, an immune and stem cell growth factor, in healthy subjects,” concluded Marucci.

Recent Highlights and Upcoming Milestone Events:

  Concluded study design discussions with FDA and EMA and finalized the clinical protocol for the ACT IV Phase 3 randomized, KLH-controlled, double-blind study of rindopepimut.

  Continued brisk enrollment of the 120 patient, randomized Phase 2b study of CDX-011 in patients with glycoprotein NMB (GPNMB)-expressing advanced, refractory breast cancer, including triple negative disease. This study is on track to fully accrue by year-end 2011.
  Announced orphan drug designation in the European Union for rindopepimut which provides 10 years of market exclusivity from product launch in the EU, fee reductions, as well as access to the central authorization procedure. The EMA’s Orphan Medicinal Product Designation is designed to promote the development of drugs that may provide significant benefit to patients suffering from rare, life-threatening diseases. The Company previously was awarded orphan drug status in the U.S. which provides 7 years of market exclusivity from product launch in the U.S. as well as Fast Track designation.
  The Company expects to present final median overall survival data from the rindopepimut Phase 2 multi-center ACT III study at the Annual Meeting of the Society for Neuro-Oncology to be held November 17-20, 2011 in Orange County, CA.
  Celldex expects to initiate four new clinical trials by year-end 2011:
    Phase 3 randomized, KLH-controlled, double-blind study of rindopepimut in patients with newly-diagnosed, gross total resected glioblastoma (GB) that express EGFRvIII. The primary endpoint of the study will be overall survival. The ACT IV study is expected to enroll up to 374 patients at over 150 clinical sites internationally.
    Phase 2 randomized study of rindopepimut in combination with Avastin in recurrent or refractory glioblastoma patients (the ReACT study). The ReACT study is expected to enroll up to 95 patients in the U.S. and will evaluate objective response rates (ORR), progression free survival (PFS) and overall survival (OS) endpoints in this patient population.
    Phase 1 study of CDX-1127, Celldex’s first therapeutic antibody program, in patients with solid tumors or hematologic cancers. CDX-1127 is a fully human monoclonal antibody targeting CD27.
    Phase 1 trial of CDX-301, an immune and stem cell growth factor, in healthy subjects in collaboration with Rockefeller University. Celldex’s first priority is to develop this molecule for hematopoietic stem cell transplant, where it has demonstrated improvement of immune cell reconstitution in preclinical in vivo models.

Third Quarter and Year-to-Date Financial Highlights:

Revenues for the third quarter of 2011 were relatively consistent with revenues for the third quarter of 2010 as increased product royalty revenue related to Rotarix® in 2011 was offset by $1.3 million in Pfizer non-cash deferred revenue related to rindopepimut recognized in 2010. Revenues for the first nine months of 2011 decreased by $2.2 million when compared to the first nine months of 2010 due primarily to $3.9 million in Pfizer non-cash deferred revenue related to rindopepimut recognized in 2010, offset in part by increased product royalty revenue of $2.0 million recorded in 2011. Celldex’s retained interests in Rotarix® net royalties, which were not sold to Paul Royalty Fund, are recorded as product royalty revenue and a corresponding amount that is payable to Cincinnati Children’s Hospital (CCH) is recorded as royalty expense.

Total operating expenses for the third quarter were $13.8 million compared to $11.3 million for the third quarter of 2010. For the first nine months of 2011, total operating expenses were $37.8 million compared to $36.6 million in the first nine months of 2010. The increases in total operating expenses between periods were primarily driven by increased clinical trials costs for rindopepimut and CDX-011 studies, including preparations for the initiation of the ACT IV study. The increase was also due to higher costs related to R&D personnel, primarily in clinical operations, higher preclinical costs associated with CDX-1127 and CDX-301, as well as increased expenses resulting from higher license/milestone payments to licensors and an increase of $2.0 million in Rotarix®-related royalty fees payable to Cincinnati Children’s Hospital (CCH) in 2011. These increases were partly offset by decreases in G&A expenses and for the nine-month periods, a decrease in amortization expenses for acquired intangible assets in 2011 compared to 2010. As a result of renovations in our Fall River facility completed in late 2010, we have increased our capacity to produce cGMP grade antibody products for our clinical programs.

The $3.4 million decrease in investment, other income and interest expense, net in 2011 is primarily due to other income of $3.0 million recorded for the TopoTarget sublicense income payment received in 2010.

At September 30, 2011, Celldex reported cash, cash equivalents and marketable securities of $62.8 million, a decrease of $8.4 million from June 30, 2011. The decrease was due primarily to operational expenses during the third quarter. Celldex believes that current cash, cash equivalents and marketable securities as of September 30, 2011 and interest income on invested funds are sufficient to meet estimated working capital requirements and fund planned operations into 2013. As of September 30, 2011, Celldex had approximately 44.1 million shares outstanding.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy (PTI) Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, CDX-301, Belinostat and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we plan to initiate in 2011; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage research and development efforts for multiple products at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; our limited cash reserves and our ability to obtain additional capital on acceptable terms, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended December 31, 2010, and its Forms 10-Q and 8-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Nine Months
OF OPERATIONS DATA	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
REVENUE
Product Development and Licensing Agreements	$40	$1,371	$65	$4,117
Contracts and Grants	5	-	5	220
Product Royalties	2,318	1,037	6,761	4,735

Total Revenue	2,363	2,408	6,831	9,072

OPERATING EXPENSE
Research and Development	8,594	7,215	22,615	20,908
Royalty	2,318	1,218	6,761	5,277
General and Administrative	2,273	2,421	6,899	7,848
Gain on Sale of Assets	-	(50)	(50)	(50)
Amortization of Acquired Intangible Assets	656	483	1,622	2,660

Total Operating Expense	13,841	11,287	37,847	36,643

Operating Loss	(11,478)	(8,879)	(31,016)	(27,571)

Investment and Other Income, Net	144	124	307	3,379
Interest Expense	(438)	(332)	(1,358)	(1,002)

Net Loss	$(11,772)	$(9,087)	$(32,067)	$(25,194)

Basic and Diluted Net Loss per Common Share	$(0.27)	$(0.28)	$(0.85)	$(0.79)
Weighted Average Common Shares Outstanding	44,136	31,922	37,926	31,812

CONDENSED CONSOLIDATED
BALANCE SHEETS			September 30,	December 31,
			2011	2010
			(Unaudited)
ASSETS
Cash, Cash Equivalents and Marketable Securities			$62,774	$61,098
Other Current Assets			1,608	1,849
Property and Equipment, net			9,539	10,832
Intangible and Other Assets, net			34,527	36,164
Total Assets			$108,448	$109,943

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$10,778	$20,208
Long-Term Liabilities			16,996	14,480
Stockholders' Equity			80,674	75,255
Total Liabilities and Stockholders' Equity			$108,448	$109,943

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
BMC Communications
Brad Miles, 212-477-9007 x17
brad@bmccommunications.com